UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 18, 2016

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
State of Incorporation	Commission File Number	IRS Employer Identification No.

501 South Cherry St., Ste. 1000

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2016, the Board of Directors of Enservco Corporation (the “Company”) appointed a special committee of disinterested directors (the “Special Committee”) to address certain claims in a letter dated June 14, 2016 from an attorney purporting to represent a shareholder of the Company regarding the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and equity awards granted thereunder. After investigation and consultation with its counsel, the Special Committee verified that certain stock options granted under the 2010 Plan had exceeded applicable limitations on grants in the 2010 Plan.

On July 7, 2016, the Special Committee unanimously approved: (a) the rescission (and forfeiture by the holders) of certain stock option awards to purchase 2,560,000 shares of the Company’s common stock that had been granted to named executive officers Rick Kasch (also the Chairman of the Board), Robert Devers, and Austin Peitz, and to directors Keith Behrens and Steve Oppenheim in excess of the 2010 Plan’s limitations (“Excess Shares”), and (b) the grant of new options to purchase 1,960,000 shares of the Company’s common stock (the “New Grants”), pursuant to a new stock incentive plan to be approved by the Board of Directors (the “2016 Plan”). The New Grants were also subject to: (i) each of the subject optionees entering into the letter agreements (disclosed below) with the Company and (ii) shareholder approval of the 2016 Plan.

Subsequently, on July 18, 2016, the Board of Directors unanimously approved the adoption of the 2016 Plan, which after shareholder approval thereof, would replace the 2010 Plan.

Also on July 18, 2016, the Company entered into letter agreements, in the form filed with this report as Exhibit 10.1 and incorporated herein by reference, with the named executive officers and directors set forth below. Pursuant to the letter agreements, each such officer agreed to forfeit his Excess Shares. The Company agreed to grant the New Grants pursuant to new stock option agreements that provide for vesting on substantially the same schedule as the Excess Shares would have vested but cannot be exercised prior to shareholder approval of the 2016 Plan. The exercise price of the New Grants is the greater of the exercise price of the Excess Shares or the closing market price on July 7, 2016, the date the Special Committee approved the New Grant. Under the letter agreements, the termination date of each New Grant is the termination date of the rescinded option, except that if the termination date of the rescinded option is prior to the two-year anniversary of the date of the letter agreement, then the termination date of the New Grant is extended six months past the termination date of the rescinded option. Further, the Company agreed to submit the 2016 Plan to the shareholders of the Company for approval as soon as reasonably possible.

Pursuant to the letter agreements, the option holders agreed to the rescission of Excess Shares, and the Company granted new options, as follows:

●

Rescinded stock options to purchase an aggregate of 1,785,000 shares of common stock granted to Rick Kasch, Chief Executive Officer, President and Chairman of the Board, and granted Mr. Kasch new stock options to purchase an aggregate of 1,185,000 shares of common stock;

●

Rescinded stock options to purchase an aggregate of 165,000 shares of common stock granted to Robert Devers, Chief Financial Officer and Treasurer, and granted Mr. Devers new stock options to purchase an aggregate of 165,000 shares of common stock;

●

Rescinded stock options to purchase an aggregate of 360,000 shares of common stock, granted to Austin Peitz, Senior Vice President of Operations, and granted Mr. Peitz new stock options to purchase an aggregate of 360,000 shares of common stock;

●

Rescinded stock options to purchase an aggregate of 100,000 shares of common stock granted to Keith Behrens, Director, and granted Mr. Behrens new stock options to purchase an aggregate of 100,000 shares of common stock; and

●

Rescinded stock options to purchase an aggregate of 150,000 shares of common stock granted to Steve Oppenheim, Director, and granted Mr. Oppenheim new stock options to purchase an aggregate of 150,000 shares of common stock.

Because all of such new stock options under the 2016 Plan are replacing previously outstanding stock options under the 2010 Plan, these transactions will not have a significant impact on dilution for the Company’s shareholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1     Form of Letter Agreement. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of July 2016.

Enservco Corporation

By:	/s/ Rick D. Kasch
Rick D. Kasch, Chief Executive Officer